EXHIBIT 11

                       ANDREW CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share
                                               Year Ended September 30
                                           1997         1996         1995
                                         ----------   ----------   ----------
                                                (Amounts in thousands,
                                                except per share data)
PRIMARY EARNINGS PER SHARE

Average shares outstanding                 90,532       90,263       89,180

Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price               1,075        1,231        1,257
                                         ----------   ----------   ----------

TOTAL                                      91,607       91,494       90,437
                                         ==========   ==========   ==========

Income from continuing operations        $107,758     $ 93,802     $ 71,854
                                         ==========   ==========   ==========

Income from continuing operations
   per share                             $   1.18     $   1.03     $    .79
                                         ==========   ==========   ==========

Net income                               $ 88,342     $ 90,397     $ 69,955
                                         ==========   ==========   ==========

Net income per share                     $    .96     $    .99     $    .77
                                         ==========   ==========   ==========

FULLY DILUTED EARNINGS PER SHARE

Average shares outstanding                 90,532       90,263       89,180

Net effect of dilutive stock options--
   based on the treasury stock method
   using the greater of year-end or
   average market price                     1,075        1,519        1,548
                                         ----------   ----------   ----------

TOTAL                                      91,607       91,782       90,728
                                         ==========   ==========   ==========

Income from continuing operations        $107,758     $ 93,802     $ 71,854
                                         ==========   ==========   ==========

Income from continuing operations
   per share                             $   1.18     $   1.02     $    .79
                                         ==========   ==========   ==========

Net income                               $ 88,342     $ 90,397     $ 69,955
                                         ==========   ==========   ==========

Net income per share                     $    .96     $    .98     $    .77
                                         ==========   ==========   ==========

Note: The fully diluted earnings per share calculation is submitted in accordance with the Securities Exchange Act of l934 Release No. 9038 although not required by footnote 2 to paragraph l4 of APB Opinion No. l5 because it results in dilution of less than 3%.